                                                                      EXHIBIT 11

                          PINNACLE ENTERTAINMENT, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                                                  For the three months ended
                                                           June 30,
                                                 -----------------------------
                                                     Basic        Diluted(a)
                                                 -------------- --------------
                                                  2000    1999   2000    1999
                                                 ------- ------ ------- ------
                                                   (in thousands, except per
                                                          share data)
Average number of common shares outstanding.....  26,303 25,871  26,303 25,871
Average common shares due to assumed conversion
 of stock options...............................       0      0   1,042    258
                                                 ------- ------ ------- ------
  Total shares..................................  26,303 25,871  27,345 26,129
                                                 ======= ====== ======= ======
Net income allocated to shareholders............ $26,232 $9,711 $26,232 $9,711
                                                 ======= ====== ======= ======
Net income per share............................ $  1.00 $ 0.38 $  0.96 $ 0.37
                                                 ======= ====== ======= ======

                                                For the six months ended June
                                                             30,
                                               -------------------------------
                                                    Basic         Diluted(a)
                                               --------------- ---------------
                                                2000    1999    2000    1999
                                               ------- ------- ------- -------
                                               (in thousands, except per share
                                                            data)
Average number of common shares outstanding..   26,281  25,836  26,281  25,836
Average common shares due to assumed
 conversion of stock options.................        0       0   1,045    (277)
                                               ------- ------- ------- -------
  Total shares...............................   26,281  25,836  27,326  25,559
                                               ======= ======= ======= =======
Net income allocated to shareholders.........  $48,144 $13,844 $48,144 $13,844
                                               ======= ======= ======= =======
Net income per share.........................  $  1.83 $  0.54 $  1.76 $  0.54
                                               ======= ======= ======= =======

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(a) When the computed diluted values are anti-dilutive, the basic per share values are presented on the face of the consolidated statements of operations.